CONSENT OF WALTER MUTLER

The undersigned hereby consents to (i) references to, excerpts from, summaries of and information derived from the Preliminary Feasibility Study S-K 1300 Technical Report Summary for the Thacker Pass Project, Humboldt County, Nevada, USA, effective December 31, 2022 (the "Technical Report"), and other information pertaining to this project, (ii) the references to the undersigned's name in connection with the preparation and review of the scientific or technical information, which is included in, or incorporated by reference into, the Registration Statement on Form 20-F (the "Registration Statement") being filed by 1397468 B.C. Ltd. with the United States Securities and Exchange Commission, and any amendments thereto and (iii) the filing of the Technical Report as an exhibit to the Registration Statement.

/s/ Walter Mutler
Name: Walter Mutler
Date: March 7, 2023